EXHIBIT 99.1

Whole Foods Market Reports Fourth Quarter Results

Identical Store Sales Increase 8.7% and Accelerate to 6.4% on a Two-Year Basis; Company Produces 4.8% Operating Margin, $0.33 in Earnings Per Share and Raises Outlook for Fiscal Year 2011 by $0.07 Per Share

AUSTIN, Texas, Nov. 3, 2010 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (Nasdaq:WFMI) today reported results for the 12-week fourth quarter and 52-week fiscal year ended September 26, 2010.

Sales for the quarter increased 15% to $2.1 billion. Comparable and identical store sales increased 8.7%, or 7.7% and 6.4% on a two-year stacked basis, respectively. Year over year, earnings before interest, taxes, depreciation and amortization ("EBITDA") increased 26% to $165.4 million, income available to common shareholders increased 101% to $57.5 million, and diluted earnings per share increased 63% to $0.33.

"Our ability to perform against tougher sales comparisons has continued to surpass our expectations, translating to better-than-expected identical store sales growth of 8.7% in the fourth quarter, an acceleration to 6.4% on a two-year basis. We are proud to be gaining market share at a faster rate than most public food retailers," said John Mackey, co-chief executive officer and co-founder of Whole Foods Market. "We attribute much of our success to the progress we have made in our relative price positioning and to our initiatives in areas such as healthy eating, animal welfare and sustainable seafood. These initiatives are aligned with our core customer base and reinforce our position as the authentic retailer of natural and organic foods, further differentiating the Whole Foods Market shopping experience and making us the preferred choice for customers aspiring to a healthier lifestyle."

The Company's comparable and identical store sales results for the last five quarters and first five weeks of the first quarter through October 31, 2010 are shown in the following table.

	4Q09	1Q10	2Q10	3Q10	4Q10	QTD 1Q11

Sales growth	2.3%	7.0%	13.4%	15.2%	14.7%	13.4%

Comparable store sales growth	-0.9%	3.5%	8.7%	8.8%	8.7%	8.9%
Excluding foreign currency	-0.7%	3.2%	8.2%	8.6%	8.6%	8.8%
Two-year comps	-0.6%	-0.5%	3.9%	6.3%	7.7%	10.5%
Excluding foreign currency	-0.2%	-0.2%	4.1%	6.6%	7.9%	10.3%

Identical store sales growth	-2.3%	2.5%	7.7%	8.4%	8.7%	8.9%
Excluding foreign currency	-2.0%	2.2%	7.3%	8.2%	8.6%	8.8%
Two-year idents	-2.8%	-2.4%	1.9%	4.6%	6.4%	9.3%
Sequential basis point change	(90)	34	432	272	178	297
Excluding foreign currency	-2.4%	-2.0%	2.2%	4.9%	6.6%	9.1%

For the quarter, LIFO credits were $1.2 million versus $3.4 million in the prior year, a negative impact of 13 basis points. Excluding LIFO, gross profit increased 55 basis points to 34.6% of sales driven by improvements in occupancy costs and cost of goods sold as a percentage of sales. Direct store expenses improved 46 basis points to 26.4% of sales due mainly to leverage in depreciation, healthcare costs and wages as a percentage of sales. As a result, store contribution, excluding LIFO, improved 101 basis points to 8.2% of sales.

For stores in the identical store base, excluding LIFO, gross profit improved 79 basis points to 34.8% of sales, direct store expenses improved 62 basis points to 26.2% of sales, and store contribution improved 141 basis points to 8.6% of sales.

G&A expenses increased 31 basis points to 3.1% of sales. FTC-related legal costs were a $0.5 million credit versus a $0.5 million charge in the prior year, and share-based compensation expense was $4.4 million versus $1.5 million in the prior year.

Pre-opening expenses were $4.9 million versus $10.6 million in the prior year, including pre-opening rent of $3.0 million versus $6.0 million in the prior year. Relocation, store closure and lease termination expenses were $0.8 million versus $3.2 million in the prior year.

During the quarter, the Company produced $124.4 million in cash flow from operations and invested $57.0 million in capital expenditures, of which $28.0 million related to new stores. This resulted in free cash flow of $67.3 million. At the end of the quarter, total cash and cash equivalents, restricted cash, and investments were $644.7 million, and total debt was $508.7 million. Subsequent to the close of the fourth quarter, the Company repaid $100 million of its term loan maturing in August 2012, leaving $390 million outstanding. In addition, the Company currently has $342.9 million available on its credit line, net of $7.1 million in outstanding letters of credit.

Additional information on the quarter for comparable stores and all stores is provided in the following table.

Comparable Stores	Comps	NOPAT ROIC(1)	# of Stores	Average Size	Total Square Feet

Over 11 years old (15.5 years old, s.f. weighted)	6.2%	77%	112	27,800	3,112,300
Between eight and 11 years old	7.2%	58%	50	33,400	1,668,400
Between five and eight years old	7.6%	44%	50	41,000	2,049,300
Between two and five years old	13.7%	9%	54	53,200	2,871,900
Less than two years old (no relocations)	15.5%	3%	15	53,500	801,900

All comparable stores (8.3 years old, s.f. weighted)	8.7%	32%	281	37,400	10,503,800
All stores (7.8 years old, s.f. weighted)		28%	299	37,600	11,231,500

(1)Reflects store-level capital and net operating profit after taxes ("NOPAT"), including pre-opening expense

Fiscal Year Results

For the 52-week period ended September 26, 2010, sales increased 12% to $9.0 billion. Comparable store sales increased 7.1%, or 4.0% on a two-year stacked basis, and identical store sales (excluding six relocations and two major expansions) increased 6.5%, or 2.2% on a two-year stacked basis. EBITDA increased 29% to $713.6 million, income available to common shareholders increased 102% to $240.4 million and diluted earnings per share increased 69% to $1.43. Fiscal year results included:

  LIFO credits of $7.7 million versus $5.6 million in the prior year;
  non-cash asset impairment charges of $2.2 million versus $24.5 million in the prior year;
  FTC-related legal costs of $2.5 million versus $14.7 million in the prior year;
  store closure reserve adjustments of $6.9 million versus $12.9 million in the prior year; and
  a gain of $3.2 million in the current year from the sale of a non-operating property.

For the fiscal year, the Company produced $585.3 million in cash flow from operations and invested $256.8 million in capital expenditures, of which $171.4 million related to new stores. This resulted in free cash flow of $328.5 million.

The following table shows the Company's fiscal year 2010 results for certain line items compared to its historical five-year ranges and averages, which reflect the Wild Oats acquisition in August 2007.

	FY05-FY09 Range		FY05-FY09
	Low	High	Average	FY10

Sales growth	1.0%	23.6%	16.1%	12.1%
Comparable store sales growth	-3.1%	12.8%	6.5%	7.1%
Identical store sales growth	-4.3%	11.5%	5.4%	6.5%
Ending square footage growth	6%	46%	16%	6%

Percent of sales from new & relocated stores	7%	9%	8%	6%

Gross profit	34.0%	35.1%	34.6%	34.8%
Direct store expenses	25.4%	26.7%	26.2%	26.4%
Store contribution	7.5%	9.6%	8.4%	8.4%
G&A expenses	3.0%	3.4%	3.3%	3.0%

Growth and Development

The Company opened one store in the fourth quarter. The Company expects to open three new stores in the first quarter of fiscal year 2011, two of which already have opened. The Company currently has 301 stores totaling approximately 11.3 million square feet.

Since the third quarter earnings release, the Company reduced the size of one store in development by 31,000 square feet and terminated leases for two stores in development totaling 110,000 square feet. The Company also recently signed nine new leases including seven in the United States averaging 36,600 square feet in Laguna Niguel, CA; Miami, FL; Minnetonka, MN; Charlotte, NC; Greensboro, NC; Concordville, PA; Lynnwood, WA; and two sites in the United Kingdom averaging 21,000 square feet in Glasgow, Scotland and London, England. These stores currently are scheduled to open in fiscal year 2012 and beyond.

"Our business has been highly successful, producing industry-leading comparable store sales growth, average weekly sales and sales per square foot. With just 301 stores today, we remain incredibly excited about our future growth opportunities as customer demand for natural and organic foods continues to increase," said Walter Robb, co-chief executive officer of Whole Foods Market. "From a financial perspective, we are well-positioned to reaccelerate our new store growth. Our strong top- and bottom-line performance, along with our renewed capital expense discipline, have resulted in consistent cash flow, lower debt and a very healthy balance sheet. We have signed 20 new leases over the last 12 months and expect to open a greater number of new stores beginning in 2012."

The following table provides additional information about the Company's store openings in fiscal years 2009, 2010 and 2011 year to date, leases currently tendered but unopened, and total development pipeline (including leases currently tendered) for stores scheduled to open through fiscal year 2014. For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

New Store Information	Stores Opened FY09	Stores Opened FY10	Stores Opened FY11 YTD	Current Leases Tendered	Current Leases Signed

Number of stores (including relocations)	15	16	2	11	52
Number of relocations	6	0	0	3	9
Number of lease acquisitions, ground leases and owned properties	4	0	0	4	4
New markets	1	4	0	1	8
Average store size (gross square feet)	53,500	42,600	38,300	41,100	38,700
Total square footage	801,800	682,200	76,600	451,900	2,051,800
Average tender period in months	12.6	10.9
Average pre-opening expense per store (incl. rent)	$3.0 mil	$2.6 mil
Average pre-opening rent per store	$1.3 mil	$1.2 mil
Average development cost (excl. pre-opening)	$16.9 mil	$11.1 mil(1)
Average development cost per square foot	$316	$261(1)

(1)Development costs include estimated costs for stores not yet final

Outlook for Fiscal Year 2011

The following table provides additional information on the Company's estimated and actual fiscal year 2010 results, as well as changes in the Company's outlook for fiscal year 2011.

	FY10(E)	FY10(A)	Prior FY11 Outlook	Current FY11 Outlook

Sales growth	11.7% - 11.9%	12.1%	10% - 13%	10% - 12%
Comparable store sales growth	6.6% - 6.8%	7.1%	5% - 7%	5.5% - 7.5%
Two-year comps	3.5% - 3.7%	4.0%	11.6% - 13.8%	12.6% - 14.6%
Identical store sales growth	6.0% - 6.2%	6.5%	4.5% - 6.5%	5.0% - 7.0%
Two-year idents	1.7% - 1.9%	2.2%	10.6% - 12.7%	11.5% - 13.5%
Three-year idents	5.3% - 5.5%	5.8%	6.2% - 8.4%	7.2% - 9.2%
Weighted square footage growth	6.4%	6.4%	5.7%	5.2%

G&A excluding FTC-related legal costs	3.0%	3.0%	3.0%	3.0%
Pre-opening and relocation costs	$51 -- $53 mil	$49 mil	$55 -- $60 mil	$52 -- $55 mil
Operating margin	4.7%	4.9%	4.8%	5.0%
EBITDA	$698 -- $702 mil	$714 mil	$775 -- $790 mil	$780 -- $795 mil
Net interest expense	$25 -- $27 mil	$26 mil	$4 -- $6 mil	$1 -- $3 mil
Diluted EPS	$1.37 -- $1.39	$1.43	$1.59 -- $1.64	$1.66 -- $1.71
YOY % change			16% - 18%	16% - 20%
Capital expenditures	$250 -- $260 mil	$257 mil	$350 -- $400 mil	$350 -- $400 mil

Having completed its annual store-level planning process, and with more visibility into the timing of new store openings, the Company has fine-tuned its outlook for fiscal 2011. The Company now expects sales growth of 10% to 12% driven by weighted average square footage growth of approximately 5% and identical stores sales growth of 5% to 7%, or 11.5% to 13.5% on a two-year stacked basis.

For the first five weeks of the first quarter of fiscal year 2011, identical store sales increased 8.9% versus a 0.4% increase in the prior year. In the prior year, identical stores sales growth improved approximately 290 basis points from the first five weeks to the last 11 weeks of the first quarter, so the Company believes it is reasonable to expect trends to moderate throughout the first quarter, with additional moderation throughout Q2 when the Company begins to cycle over 8%-plus identical store sales growth. These tougher comparisons are reflected in the Company's 5% to 7% guidance range for the year.

Based on the Company's better-than-expected fiscal year 2010 results, along with lower estimated pre-opening and relocation expense, the Company has raised its operating margin guidance to 5.0% for this fiscal year.

The Company now expects net interest expense of $1 to $3 million based on lower interest rates resulting from S&P's upgrade of the Company's credit rating, along with the recent $100 million decrease in debt.

Based on these updated assumptions, the Company now expects $0.07 higher diluted EPS in fiscal year 2011 of $1.66 to $1.71, or 16% to 20% growth year over year. In terms of quarterly progression, the Company notes the first quarter is a 16-week quarter in which the Company typically produces sequentially stronger sales and earnings on a weekly basis compared to the fourth quarter.

The Company is committed to producing positive free cash flow on an annual basis, including sufficient cash flow to fund the 52 stores in its current development pipeline. The following table provides information about the Company's estimated store openings through 2014 based on this pipeline. These openings reflect estimated tender dates, which are subject to change, and do not incorporate any potential new leases, terminations or square footage reductions.

	Total Openings	Relocations	Average Square Feet per Store	Ending Square Footage(1)	Ending Square Footage Growth(1)

FY11 remaining stores in development	15	6	41,400	11,762,800	5%
FY12 stores in development	20	0	36,500	12,493,500	6%
FY13 stores in development	14	3	36,600	12,920,700	3%
FY14 stores in development	3	0	48,800	13,067,200	1%
Total	52	9

(1)Reflects two openings year to date and three scheduled expansions in fiscal year 2011

About Whole Foods Market

Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, and America's first national certified organic grocer. In fiscal year 2010, the Company had sales of approximately $9.0 billion and currently has 301 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 58,000 Team Members and has been ranked for 13 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

The Whole Foods Market, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6063

Forward-looking statements

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-K for the fiscal year ended September 27, 2009. Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT. The dial-in number is 1-800-862-9098, and the conference ID is "Whole Foods." A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks ended		Fifty-two weeks ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Sales	$ 2,097,394	$ 1,829,229	$ 9,005,794	$ 8,031,620
Cost of goods sold and occupancy costs	1,370,972	1,203,263	5,870,393	5,277,310
Gross profit	726,422	625,966	3,135,401	2,754,310
Direct store expenses	554,014	491,613	2,375,716	2,145,809
Store contribution	172,408	134,353	759,685	608,501
General and administrative expenses	65,820	51,725	272,449	243,749
Operating income before pre-opening and store closure	106,588	82,628	487,236	364,752
Pre-opening expenses	4,907	10,602	38,044	49,218
Relocation, store closure and lease termination costs	765	3,248	11,217	31,185
Operating income	100,916	68,778	437,975	284,349
Interest expense	(7,291)	(7,892)	(33,048)	(36,856)
Investment and other income	1,618	921	6,854	3,449
Income before income taxes	95,243	61,807	411,781	250,942
Provision for income taxes	37,745	25,397	165,948	104,138
Net income	57,498	36,410	245,833	146,804
Preferred stock dividends	--	7,744	5,478	28,050
Income available to common shareholders	$ 57,498	$ 28,666	$ 240,355	$ 118,754

Basic earnings per share	$ 0.33	$ 0.20	$ 1.45	$ 0.85
Weighted average shares outstanding	171,961	140,510	166,244	140,414

Diluted earnings per share	$ 0.33	$ 0.20	$ 1.43	$ 0.85
Weighted average shares outstanding, diluted basis	172,761	140,510	171,710	140,414

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	Twelve weeks ended		Fifty-two weeks ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Income available to common shareholders (numerator for basic earnings per share)	$ 57,498	$ 28,666	$ 240,355	$ 118,754
Effect of redeemable preferred stock	--	--	5,478	--
Adjusted net income (numerator for diluted earnings per share)	$ 57,498	$ 28,666	$ 245,833	$ 118,754

Weighted average common shares outstanding (denominator for basic earnings per share)	171,961	140,510	166,244	140,414
Potential common shares outstanding:
Assumed conversion of redeemable preferred stock	--	--	4,751	--
Incremental shares from assumed exercise of stock options	800	--	715	--
Weighted average common shares outstanding and potential additional common shares outstanding (denominator for diluted earnings per share)	172,761	140,510	171,710	140,414

Basic earnings per share	$ 0.33	$ 0.20	$ 1.45	$ 0.85
Diluted earnings per share	$ 0.33	$ 0.20	$ 1.43	$ 0.85

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
September 26, 2010 and September 27, 2009
(In thousands)

Assets	2010	2009
Current assets:
Cash and cash equivalents	$ 131,996	$ 430,130
Short-term investments - available-for-sale securities	329,738	--
Restricted cash	86,802	71,023
Accounts receivable	133,346	104,731
Merchandise inventories	323,487	310,602
Prepaid expenses and other current assets	54,686	51,137
Deferred income taxes	101,464	87,757
Total current assets	1,161,519	1,055,380
Property and equipment, net of accumulated depreciation and amortization	1,886,130	1,897,853
Long-term investments - available-for-sale securities	96,146	--
Goodwill	665,224	658,254
Intangible assets, net of accumulated amortization	69,064	73,035
Deferred income taxes	99,156	91,000
Other assets	9,301	7,866
Total assets	$ 3,986,540	$ 3,783,388

Liabilities And Shareholders' Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$ 410	$ 389
Accounts payable	213,212	189,597
Accrued payroll, bonus and other benefits due team members	244,427	207,983
Dividends payable	--	8,217
Other current liabilities	289,823	277,838
Total current liabilities	747,872	684,024
Long-term debt and capital lease obligations, less current installments	508,288	738,848
Deferred lease liabilities	294,291	250,326
Other long-term liabilities	62,831	69,262
Total liabilities	1,613,282	1,742,460

Series A redeemable preferred stock, $0.01 par value, 425 shares authorized, zero and 425 shares issued and outstanding in 2010 and 2009, respectively	--	413,052

Shareholders' equity:
Common stock, no par value, 300,000 shares authorized, 172,033 and 140,542 shares issued and outstanding in 2010 and 2009, respectively	1,773,897	1,283,028
Accumulated other comprehensive income (loss)	791	(13,367)
Retained earnings	598,570	358,215
Total shareholders' equity	2,373,258	1,627,876
Commitments and contingencies
Total liabilities and shareholders' equity	$ 3,986,540	$ 3,783,388

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
September 26, 2010 and September 27, 2009
(In thousands)

	Fifty-two weeks ended
	September 26, 2010	September 27, 2009
Cash flows from operating activities
Net income	$ 245,833	$ 146,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	275,589	266,695
Loss (gain) on disposition of fixed assets	(170)	3,012
Impairment of long-lived assets	2,237	24,508
Share-based payment expense	22,894	12,795
LIFO benefit	(7,670)	(5,598)
Deferred income tax expense (benefit)	(33,534)	14,076
Excess tax benefit related to exercise of team member stock options	(2,982)	(42)
Deferred lease liabilities	39,636	48,029
Other	(2,371)	2,800
Net change in current assets and liabilities:
Accounts receivable	(28,447)	10,408
Merchandise inventories	(3,048)	21,732
Prepaid expenses and other current assets	(1,640)	21,415
Accounts payable	23,454	6,527
Accrued payroll, bonus and other benefits due team members	36,133	11,985
Other current liabilities	20,030	14,696
Net change in other long-term liabilities	(659)	(12,121)
Net cash provided by operating activities	585,285	587,721
Cash flows from investing activities
Development costs of new locations	(171,379)	(247,999)
Other property and equipment expenditures	(85,414)	(66,616)
Purchase of available-for-sale securities	(1,072,243)	--
Sale of available-for-sale securities	646,594	--
Increase in restricted cash	(15,779)	(70,406)
Payment for purchase of acquired entities, net of cash acquired	(14,470)
Other investing activities	(2,715)	(1,262)
Net cash used in investing activities	(715,406)	(386,283)
Cash flows from financing activities
Preferred stock dividends paid	(8,500)	(19,833)
Issuance of common stock	46,962	4,286
Excess tax benefit related to exercise of team member stock options	2,982	42
Proceeds from issuance of redeemable preferred stock, net	--	413,052
Proceeds from long-term borrowings	--	123,000
Payments on long-term debt and capital lease obligations	(210,350)	(318,370)
Other financing activities	--	(2,722)
Net cash provided by (used in) financing activities	(168,906)	199,455
Effect of exchange rate changes on cash and cash equivalents	893	(1,297)
Net change in cash and cash equivalents	(298,134)	399,596
Cash and cash equivalents at beginning of period	430,130	30,534
Cash and cash equivalents at end of period	$ 131,996	$ 430,130

Supplemental disclosure of cash flow information:
Interest paid	$ 39,156	$ 43,685
Federal and state income taxes paid	$ 193,044	$ 69,701
Non-cash transaction:
Conversion of redeemable preferred stock into common stock	$ 418,247	$ --

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA and Free cash flow in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines Adjusted EBITDA as EBITDA plus non-cash asset impairment charges. The Company defines Free cash flow as net cash provided by operating activities less capital expenditures.

The following is a tabular presentation of the non-GAAP financial measures, EBITDA and Adjusted EBITDA including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Fifty-two weeks ended
EBITDA and Adjusted EBITDA	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Net income	$ 57,498	$ 36,410	$ 245,833	$ 146,804
Provision for income taxes	37,745	25,397	165,948	104,138
Interest expense, net	5,673	6,971	26,194	33,407
Operating income	100,916	68,778	437,975	284,349
Depreciation and amortization	64,516	62,404	275,589	266,695
Earnings before interest, taxes, depreciation & amortization (EBITDA)	165,432	131,182	713,564	551,044
Impairment of assets	217	2,344	2,237	24,508
Adjusted EBITDA	$ 165,649	$ 133,526	$ 715,801	$ 575,552

The following is a tabular reconciliation of the Free cash flow non-GAAP financial measure.

	Twelve weeks ended		Fifty-two weeks ended
Free cash flow	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Net cash provided by operating activities	$ 124,355	$ 113,000	$ 585,285	$ 587,721
Development costs of new locations	(28,000)	(51,050)	(171,379)	(247,999)
Other property and equipment expenditures	(29,026)	(11,434)	(85,414)	(66,616)
Free cash flow	$ 67,329	$ 50,516	$ 328,492	$ 273,106
CONTACT:  Whole Foods Market, Inc.
          Cindy McCann, VP of Investor Relations
          512.542.0204